UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2010

First Trinity Financial Corporation
(Exact name of registrant as specified in its charter)

Oklahoma	000-52613	34-1991436
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7633 E 63rd Place, Suite 230, Tulsa, OK	74133
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 918-249-2438

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 23, 2010, we amended the employment agreement of our Chief Financial Officer, William S. Lay (the “Amendment to the Employment Agreement”). The Amendment to the Employment Agreement reflects the changes to the terms and conditions of Mr. Lay’s existing employment agreement.

The Employment Agreement, prior to the amendment was effective January 1, 2009 for a term through December 31, 2011 and is subject to earlier termination based on disability, death, termination by the Company, with or without cause. The amendment provides that Mr. Lay will continue in his role as Chief Financial Officer through June 30, 2010 and provides for a base salary in year two of the agreement of $62,500 plus $90 per hour for all hours worked in excess of 750, including hours for holidays and vacation time and year three base salary is $31,250 plus $90 per hour for hours worked in excess of 375, including hours for holidays and vacation time. He is entitled to participate in the Company’s employment benefit plans available to other executives and he is eligible for a bonus at the discretion of the Compensation Committee and the Board of directors, based on performance.
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The foregoing description of the Amended Employment Agreement is qualified in its entirety by reference to such agreement, filed as Exhibit 10.1 hereto, which is hereby incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Amendment to Employment Agreement, effective April 23, 2010, by and between First Trinity Financial Corporation and William S. Lay.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

FIRST TRINITY FINANCIAL CORPORATION

Date   April 28, 2010

By  /s/Gregg Zahn
Gregg Zahn
President, Chief Executive Officer and Director